Exhibit 10.1
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                        Baldwin Technology Company, Inc.
                          2 Trap Falls Road, Suite 402
                                  P.O. Box 901
                             Shelton, CT 06484-0941
                                Tel: 203 402-1000
                                Fax: 203 402-5500

August 17, 2005

Mr. Karl Stephan Puehringer
Zedernweg 6
80939 Munich
Germany

Dear Mr. Puehringer:

         This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the "Company"); and it supersedes our agreement dated September 19, 2001 as amended on February 14, 2003, May 12, 2003, and February 10, 2004 (the Agreement) and is effective as of July 1, 2005 and if not extended or unless sooner terminated, shall expire on November 1, 2009.
         1. DUTIES. During the term of your employment hereunder, you shall be employed as the President and Chief Operating Officer (COO), and you shall direct and manage the operations of the Company subject to the direction of the Chairman of the Board and Chief Executive Officer of the Company. As President and COO you shall also be a member of the Baldwin Executive Team (BET).
         2. COMPENSATION. As compensation for your services during the term of your employment hereunder:
                  A. Salary. You shall be paid a salary at the annual rate of two hundred and twenty-eight thousand eight hundred Euros (228,800) (hereinafter referred to as your "base salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company.
                  B. Reviews and Adjustments. On or about November 1, 2005 and each succeeding November 1 during the term of your employment hereunder, your performance shall be reviewed by the Chairman and Chief Executive Officer of the Company and your attainment of mutually agreed-upon objectives evaluated; your base salary for the ensuing twelve (12) months commencing on each such November 1 may be adjusted, subject to approval by the Compensation Committee of the


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Board of Directors of the Company, in accordance with your level of performance.
In no case, however, will any such adjustment to your salary ever be a negative amount unless you expressly agree to such a reduction.
                  C. Incentive Compensation. During the term of your employment hereunder, and at such other times subsequent thereto as are otherwise set forth herein, you shall annually be eligible for receiving, within three (3) months of the end of each fiscal year, beginning with the fiscal year ending June 30, 2005, incentive compensation based on a target bonus of 50% of base salary in an amount determined for such fiscal year under the Company's Management Incentive Compensation Plan (MICP) as in effect at that time.
                  D. Supplemental Retirement Benefit. You shall be paid, at such times as are set forth in this Agreement, retirement compensation based upon an amount equal to thirty percent (30%) of your Final Average Pay (the
"Supplemental Retirement Benefit"), which percent shall be set at any time, and may be set from time to time, by the Board of Directors; provided, however, that such percent shall in no event be set later than the time at which your Final Average Pay is to be determined hereunder, and in no case, however, will it be set less than thirty percent (30%) unless you expressly agree to it being set to less than thirty percent (30%). For purposes of this Agreement, the term "Final Average Pay" shall mean an amount equal to (i) the total of (a) the sum of the base salary paid to you with respect to each of the two (2) fiscal years ending immediately preceding the fiscal year in which you separated from the Company, plus (b) the base salary payable to you at the time that you separated from the Company (annualized to twelve (12) months), (ii) divided by three (3). The amount of thirty percent (30%) (or as the percent is so determined by the Board of Directors) of your Final Average Pay, when calculated, shall then be restated to a monthly amount by dividing such amount by twelve (12) (the "Monthly Amount"), and the Monthly Amount shall be paid monthly, to you or your estate, as the case may be, beginning on the day set forth in this Agreement, for a period of one hundred eighty (180) months. In this regard, if you die after the date on which you first become entitled to payment of the Supplement Retirement Benefit, whether or not the first payment of the Monthly Amount has been paid, and prior to the payment of the Monthly Amount, for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the beneficiary or beneficiaries designated by you in writing to the Company, or, if none are designated, to your estate. As of November 1, 2004 the amount of your Supplemental Retirement Benefit has vested to the extent of sixty percent (60%). This Supplemental Retirement


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Benefit will continue to vest, in each case, assuming you are then employed by the Company, as follows: as of November 1, 2005 it shall be vested to the extent of eighty percent (80%), and as of November 1, 2006 it shall be vested to the extent of one hundred percent (100%) so that as of the latter date the full amount of the Supplemental Retirement Benefit determined by the foregoing formula is due and payable to you in the instances as set forth elsewhere in this Agreement.
              E. Social Security. The Company will comply with German laws regarding social security payments.
         3. INSURANCE. During the term of your employment hereunder, the Company, subject to your insurability, shall (i) pay the premiums on a contract or contracts of life insurance on your life providing for an aggregate death benefit of one million dollars ($1,000,000), which contract or contracts will be owned by you, your spouse or such other party as may be designated by you; and
(ii) purchase key person term life insurance on your life in the aggregate amount of one million dollars ($1,000,000), which contract or contracts will be owned by the Company.
         4. REIMBURSEMENT OF EXPENSES. In addition to the compensation provided for herein, the Company shall reimburse to you, or pay directly, in accordance with the policies of the Company as in effect at the time, all reasonable expenses incurred by you in connection with the business of the Company, and its Subsidiaries (as defined in Section 5 of this Agreement) and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy.
         5. EXTENT OF SERVICES.
            A. In General. During the term of your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.
            B. Limitation on Other Services. During the term of your employment hereunder, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with written approval of the Board of Directors of the Company.
            C. Personal Investments. Nothing herein shall preclude you from having, making, or managing personal investments which do not involve your active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors of the Company, during the


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term of your employment hereunder, you shall not have more than a one percent
(1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase "conducted by the Company" as used in this Paragraph 5C and in Paragraph 12 hereof shall mean the business conducted by the Company or by any corporation or other entity in which the Company owns fifty percent (50%) or more of the stock or equity interests (either voting or non-voting) in such other entity (a "Subsidiary").
         6. LOCATION. Your office shall be located in Munich, Germany. This location may change in the future. Your duties hereunder shall be performed for the Company worldwide.
         7. VACATION; OTHER BENEFITS.
            A. Vacation. During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, in accordance with the Company's vacation policy as in effect at the time. Your yearly vacation accrual will be thirty (30) working days of annual vacation per year in year one and all subsequent years. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years (but no more than two (2) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.
            B. The Company's Benefit Plans. During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time,
(iii) equity award plans and programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time,
(v) travel accident insurance plans and programs as in effect at the time, and
(vi) other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.
            C. Automobile. During the term of your employment hereunder, the Company shall provide an automobile for your use pursuant to the Company's written policy on company autos as in effect at that time. Maintenance, insurance and fuel costs will be paid by the Company. Audi A-6, BMW Series 500 or equivalent automobile will be provided.


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            D. Club and Professional Services. (i) The Company will pay annual dues, not in excess of four thousand Euros (4,000) for your membership at a social club of your choice, and (ii) the Company shall reimburse to you, or pay directly, upon submission by you to the Company of statement for services, the amounts payable by you to any person or persons of your choice that you retain to advise you with regard to financial, investment, and tax matters; provided however that such reimbursement or payment shall not exceed eight thousand Euros (?8,000) per fiscal year beginning with the fiscal year ending June 30, 2006.
         8. TERMINATION OF EMPLOYMENT. In the event your employment is terminated for any of the reasons set forth under this Paragraph 8, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the following amounts, which are in addition to the amounts stipulated under any subparagraph of this Paragraph 8:
            (i) A single lump sum payment, no later than the last day of your employment, of:
                 (a) Any accrued but unpaid salary set forth in Paragraph 2A (as adjusted by Paragraph 2B) hereof, including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and
                 (b) Any amounts owing, but not yet paid, pursuant to Paragraph
            4 hereof.
            (ii) Any accrued but unpaid incentive compensation as set forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending on or immediately prior to the date of such termination which shall be paid within three (3) months of the end of such fiscal year.
              A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment hereunder at any time upon ten
     (10) or more days written notice to you. In the event your employment is terminated under this Paragraph 8A, the Company shall pay to you the following:
            (i) A single lump sum payment, not later than the last day of your employment, of severance pay in an amount equal to two times (2x) your then current annual base salary as defined in Paragraph 2A (as adjusted by Paragraph 2B) hereof

            (ii) A single lump sum payment of any incentive compensation as set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be paid within three (3) months of such June 30.


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            (iii) To the extent vested, the Monthly Supplemental Retirement
     Benefit with the first payment beginning on the first day of the month immediately succeeding the last day of your employment.

            (iv) Continuation of medical benefits for a period of twelve (12) months; and
            (v) Executive outplacement services for a period of six (6) months. The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof:

            B. Termination by the Company With Cause. The Company may for cause terminate your employment hereunder at any time by written notice to you. In the event your employment is terminated under this Paragraph 8B, you shall forfeit the incentive compensation set forth in Paragraph 2C hereof for the fiscal year in which such termination or resignation occurs. In the event your employment is terminated under this paragraph 8B, the Company shall pay to you, to the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Paragraph 2D hereof with the first payment beginning on the first day of the month immediately succeeding the month in which you attain the age of 55. The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof. For purposes of this Agreement, the term "cause" shall mean (1) a failure by you to remedy, within ten (10) days of the Company's written notice to you, either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, or
(2) your conviction of a felony.
            C. Termination by Mutual Consent. You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated pursuant to this Paragraph 8C, the Company shall pay to you the following:
               (i) A single lump sum payment, of any incentive compensation set forth in paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30; and


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               (ii) to the extent vested, the Monthly Supplemental Retirement
          Benefit as set forth in Paragraph 2D hereof with the first monthly payment beginning on the first day of the month immediately succeeding the last day of employment.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.
               D. Disability. If you should suffer a Permanent Disability at any time, the Company may terminate your employment hereunder upon ten (10) or more days' prior written notice to you. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when you are qualified for benefits under the Company's Long Term Disability Insurance Policy. In the event of the termination of your employment hereunder by reason of Permanent Disability, the Company shall pay to you or your legal representative:

               (i) In conformity with regular payroll dates for salaried personnel of the Company, an amount equal to fifty percent (50%) of the base salary you were receiving at the date of such termination under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable until you attain the age of 65 or die, whichever occurs first; provided, however, that the amount payable under this Paragraph 8D(i) shall be reduced to the extent of any payments made to you through any Company-sponsored group long term disability insurance policy (the "Supplemental LTD Policy") where the premiums for said Supplemental LTD Policy have either been paid by the Company or reimbursed to you by the Company.
               (ii) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30;
               (iii) Upon your attainment of age 65 or your death, whichever occurs first, to the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Paragraph 2D hereof with the first monthly payment beginning on the first day of the month immediately succeeding the month in which you shall have attained the age of 65 or died.


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The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

               E. Termination by Death. In the event of the termination by your employment by reason of death, at any time, the Company shall pay to your legal representative, estate or heirs the following:
           (i) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30;
           (ii) To the extent vested, the Monthly Supplemental Retirement Benefit as set forth in Paragraph 2D hereof with the first monthly payment beginning on the first day of the month immediately succeeding the last day of your employment.
     The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.

               F. Termination Upon Expiration of Agreement. If not previously terminated, this Agreement and your employment with the Company shall be automatically extended for additional three-year periods, unless and until either party notifies the other, in writing, one year prior to the expiration of the then-current term of this Agreement. After the expiration of this Agreement, the Company shall pay to you the Monthly Supplemental Retirement Benefit as set forth in Paragraph 2D hereof, with the first monthly payment beginning on the first day of the month immediately succeeding the month in which you shall have attained the age of 55.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 11 and Paragraph 12 hereof.


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               G. Events. If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six
(6) months after, the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten (10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 8A hereof if the Company had terminated your employment hereunder effective on such date. The events, the occurrence of which shall permit you to terminate your employment hereunder under this Paragraph 8G, are as follows:
               (i) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets; provided; however, that such event shall not be deemed to have occurred under this clause if consummation of the transaction would result in at least fifty percent (50%) of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction being beneficially owned by holders of the outstanding voting securities of the Company immediately prior to the transaction.
               (ii) Any change of a majority of the directors of the Company occurring within any thirteen (13) month period.
               (iii) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets.
               (iv) A material diminution in your duties, or the assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the President and Chief Operating Officer of the Company if such diminution or assignment has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.

     9. SOURCE OF PAYMENTS. All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you nor your beneficiary or beneficiaries, nor any other person, shall have any right, title, or interest whatsoever in or to any such investment or contracts. If the Company shall elect to purchase a life insurance contract or contracts on


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your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of you, your beneficiary or beneficiaries, or any other person, it being expressly agreed that neither you, any such beneficiary or beneficiaries, nor any other person shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.
     10. ENFORCEMENT OF RIGHTS. Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, your beneficiary or beneficiaries, or any other person. You, your beneficiary or beneficiaries, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, your beneficiary or beneficiaries, or any other person or persons, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but you or your beneficiary or beneficiaries shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor.
     11. INVENTIONS AND CONFIDENTIAL INFORMATION. So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during the term of this Agreement and for three (3) years thereafter, and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company's time, materials, or facilities. To the fullest extent permitted by law, any and all of the foregoing creations, inventions, discoveries and improvements shall be considered as "work-made-for-hire" and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights


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for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 11 shall survive the termination of your employment hereunder.
     12. RESTRICTIVE COVENANT. For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location in which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.
     13. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.
     14. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.
     15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments


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provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder; provided, however, that the undistributed portion of the Aggregate Supplemental Retirement Benefit shall at all times be subject to set-off by the Company for debts owed by you to the Company.
     16. SIGNING BONUS. As an inducement to sign this Employment Agreement, the Company shall pay you a signing bonus of fifty thousand ($50,000) dollars within fourteen (14) days of signing this letter agreement.
     17. ENTIRE AGREEMENT. This Agreement, contains the entire agreement relating to your employment by the Company. It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion, or revocation is sought. While there is an Employment Contract with Baldwin German Capital Holding GmbH ("BGC") effective November 1, 2001, it is confirmed that this BTI Employment Agreement is the controlling document and is the sole basis for all matters related to your employment by the Company and its affiliates, including BGC.
     18. NOTICES. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company and you may designate in writing from time to time):

         To you:                                To the Company:
         -------                                ---------------
         Karl Stephan Puehringer                Baldwin Technology Company, Inc.
         Zedernweg 6                             2 Trap Falls Road, Suite 402
         80939 Munich                           Shelton, CT  06484-0941
         Germany

     19. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of Connecticut without giving effect to the principles of conflict of laws.


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                                            Very truly yours,

AGREED TO AND ACCEPTED:             BALDWIN TECHNOLOGY COMPANY, INC.


By: /s/Karl Stephan Puehringer          By: /s/Gerald A. Nathe
    --------------------------             -------------------------------------
         Karl Stephan Puehringer        Gerald A. Nathe
                                        Its Chairman and Chief Executive Officer
                                        Duly Authorized


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